EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of KIT digital, Inc. for the registration of shares of common stock, including shares issuable upon exercise of warrants to purchase common stock, and to the incorporation by reference therein of our report dated April 8, 2009, with respect to the consolidated financial statements of KIT digital, Inc. as of and for the year ended December 31, 2008 and 2007, included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ MSPC
MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
February 8, 2010